August 10, 2013

Xunjin Hua is lending Innovative Designs, Inc the amount of $25,000 Dollars, for a period of 6 months, at an interest rate of 10% for six months. Repayment of $27,500 interest included will be made by February 10, 2014. In addition, lender will receive 5,000 shares of IVDN stock as additional interest.

/s/ Xunjin Hua
Xunjin Hua

/s/ Joseph Riccelli
Joseph Riccelli

/s/ Gregory P. Domian
(Witness)